EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of this 18th day of July, 2014, is entered into by and between Marilu Brassington (“Executive”) and Bitzio, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, Executive and the Company have entered into a Share Exchange Agreement pursuant to which the Company is purchasing E-Motion Apparel, Inc. from Executive and others, and said agreement contemplates that the parties will enter into this Employment Agreement.

WHEREAS, the Company believes that the future growth, profitability and success of the business of the Company will be significantly enhanced by the employment of Executive as Chief Financial Officer and as Chief Executive Officer of its subsidiary, E-Motion Apparel, Inc.

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to employ the Executive, and the Executive desires to accept such employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. DEFINITIONS

1.1 Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth below:

(a) “Act” means the California General Corporation Law, as amended from time to time.

(b) “Agreement”: has the meaning set forth in the introductory paragraph.

(c) “Board”: means the Board of Directors of the Company.

(d) “Business Day”: means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

(e) “Cause”: means (i) the willful failure of Executive to perform substantially Executive’s duties with the Company (as described in Section 2.2) or to follow a lawful reasonable directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or to follow a lawful reasonable directive and Executive is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure to substantially perform; or (ii) (A) any willful act of fraud, or embezzlement or theft by Executive, in each case, in connection with Executive’s duties hereunder or in the course of Executive’s employment hereunder or (B) Executive’s admission in any court, or conviction of, a felony involving moral turpitude, fraud, or embezzlement, theft or misrepresentation of any statement or representation made by Executive hereunder. For the avoidance of doubt, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

(f) “Company”: has the meaning set forth in the introductory paragraph.

(g) “Disability”: means a physical or mental incapacity as a result of which Executive becomes unable to continue to perform fully her duties under this Agreement for 90 consecutive calendar days or for shorter periods aggregating 90 or more days in any 12-month period or upon the determination by a physician selected by Executive on account of Executive’s mental or physical incapacity that Executive will be unable to return to work and perform her duties on a full-time basis within 90 calendar days following the date of such determination, , provided that, notwithstanding the foregoing, in the event that the Company does not provide or fails to make applicable payments or contributions under any worker’s compensation or disability program(s), including California State Disability Insurance, a Disability shall not include any physical or mental incapacity resulting from any work related injury or accident.

(h) “Effective Date”: means July 18, 2014.

(i) “Executive”: has the meaning set forth in the introductory paragraph.

(j) “Employment Period”: has the meaning set forth in Section 2.1.

(k) “Good Reason”: means, without Executive’s express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (i), (iii), (iv) or (vi), such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of her resignation for Good Reason:

(i) The assignment to Executive of any duties inconsistent with her status as Chief Financial Officer of the Company and Chief Executive Officer E-Motion Apparel, Inc. or an adverse alteration in the nature or status of her responsibilities;

2

(ii) The failure of Executive to be elected/re-elected as a member of the board of directors of E-Motion Apparel, Inc.;

(iii) The relocation of the Company’s principal executive offices or of the principal executive offices of E-Motion Apparel, Inc. to a location outside Southern California, or the Company’s requiring Executive either: (i) to be based anywhere other than at one of the aforesaid offices; or (ii) to relocate her primary residence outside of California; or

(iv) The failure by the Company to pay to Executive any material portion of her compensation, except pursuant to a compensation deferral elected by Executive.

(l) “Person”: means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.

(m) “Profit Share”: has the meaning set forth in Section 2.3(b). “

(n) “Salary”: has the meaning set forth in Section 2.3(a). “

(o) “Termination Date”: has the meaning set forth in Section 2.1.

II. TERMS OF EMPLOYMENT

2.1 Employment Period. Executive’s employment under this Agreement will commence on the Effective Date and shall continue until the fifth anniversary of the Effective Date, unless sooner terminated in accordance with Section 2.5. The period of Executive’s employment under this Agreement as determined under the preceding sentence is referred to herein as the “Employment Period,” and the date on which such employment terminates pursuant to this Section 2.1 or Section 2.5 is referred to herein as the “Termination Date.”

2.2 Duties During Employment Period. Executive will be employed by the Company as the Chief Financial Officer and Treasurer of the Company. Executive will also serve as the Chief Executive Officer of E-Motion Apparel, Inc. Executive will report to the Chief Executive Officer of the Company and to the Board. In such capacities, Executive will perform such duties and exercise such powers as are set forth in the Act or as reasonably assigned to Executive by the Board or by the Chief Executive Officer from time to time. Executive will also serve as a member of the Board without additional compensation when so appointed. Executive shall devote her full business time and attention to her duties hereunder, except that Executive may serve on advisory boards or the board of directors of other companies if such service does not substantially interfere with her duties to the Company or create a conflict of interest.

3

2.3 Compensation.

(a) Salary. For Executive’s services under this Agreement, the Company will pay to Executive an annual salary (“Salary”). The annual Salary will be One fifty Thousand Dollars ($150,000). The Board may review the amount of the Salary in six months, and the Board may adjust the Salary upwards after any such review, with any such upward adjustments effective as of the dates determined by the Board. There will be no diminution of the Salary (as increased from time to time). Executive’s Salary will be payable to Executive periodically, but not less frequently than once a month. During the period from the Effective Date through May 31, 2015, the Company will defer payment of $8,500 per month and pay only $4,000 per month in cash, provided that portions approved by Executive of the salaries of the Company’s other executive officers are likewise deferred. The Company’s obligation to pay the deferred portion will be satisfied by issuing to Executive on June 1, 2015 59,500,000 shares of the Company’s common stock, representing deferred salary of $89,250 converted to shares at $0.0015 per share

(a-1) Salary Deferral. Executive agrees that the Company may defer payment of up to two-thirds of her salary, provided that portions approved by Executive of the salaries of the other three executive officers are likewise deferred. The deferral will continue until the earlier of the date on which the Board of Directors determines that the Company’s anticipated cash flow is adequate to terminate the deferrals or the date on which the Company ceases to defer the salary of any of the executive officers in the proportions agreed upon. The deferral may not be renewed, once terminated, without Executive’s written consent. The deferred portion may be converted to shares at the discretion of the executive at $0.0015 per share.

(b) Profit Share. Thirty days after the end of each half-calendar year (i.e. on January 30 and July 30 of each year), the Company will pay Executive an amount equal to five percent (5%) of the contribution margin realized during the preceding half-year from sales to the Existing Customers. Contribution margin will be measured in a manner consistent with general accounting principles. The “Existing Customers” consist of all entities that submitted purchase orders to E-Motion Apparel, Inc. during the twenty-four months preceding the Effective Date.

c) Equity Interest. Promptly after the execution of this Agreement, the executive will be issued 50,000,000 shares of the Company’s common stock which will vests over 2 year period, with 1/8 of such shares vesting every quarter.

(d) Deductions and Withholdings. All amounts payable or that become payable under this Agreement will be subject to any deductions and withholdings required by law.

2.4 Benefits.

(a) Benefits. Except as otherwise addressed in this Section 2.4, during the Employment Period, Executive shall be entitled to participate in all pension, medical, retirement and other benefit plans and programs generally available to the Company’s senior officers, including participation in incentive compensation programs such as, but not limited to, bonus programs and stock options. The Company will adopt a stock option program during 2014 for the benefit of executives and key employees.

4

(b) Vacation. Executive shall be entitled to paid vacation time of our (_4_) weeks per fiscal year taken in accordance with the vacation policy of the Company as applicable to all executives and key employees of the Company. Executive shall also be entitled to all paid holidays and to reasonable sick leave in accordance with the policies of the Company applicable to its executive management. Executive will accrue vacation pro rata on a monthly basis so long as Executive’s total accrued vacation does not exceed eight (_8_) weeks. Should Executive’s accrued vacation time reach 8 weeks, Executive will cease to accrue vacation until Executive’s accrued vacation time falls below that level.

(c) Expenses. Subject to compliance with the Company’s policies as from time to time in effect regarding the incurrence, substantiation and verification of business expenses during the Employment Period, the Company will pay or reimburse Executive for all reasonable expenses incurred in connection with the performance of Executive’s duties under this Agreement or for promoting, pursuing or otherwise furthering the business of the Company, including Executive’s reasonable expenses for travel, entertainment and similar items.

2.5 Termination. Executive acknowledges and agrees that Executive’s right to compensation under this Agreement terminates at the end of the Employment Period, except as otherwise provided in this Agreement or by law.

(a) Termination by the Company for Cause or Resignation without Good Reason.

(i) The Company will have the right to terminate Executive’s employment under this Agreement for Cause upon ten (10) days prior written notice to Executive and pursuant to the definition of “Cause” as set forth in Section 1.1(e) hereof. Executive shall resign from the Board promptly after the Company’s request, in the event Executive is so terminated or Executive resigns with or without Good Reason.

(ii) If Executive is terminated For Cause, or if she resigns her position without Good Reason, then: (a) all of her rights and benefits under this Agreement shall thereupon terminate and her employment shall be deemed terminated on the date of such termination or resignation; (b) she shall be entitled to all accrued Salary, Profit Share, vested options, rights, payments and benefits earned, vested or paid on or before such date under the Company’s plans and programs, but unvested Company stock options granted to Executive by the Company pursuant to a Company stock option plan (“Company Stock Options”) will be deemed terminated; (c) her right to exercise vested Company Stock Options will expire 180 days from the date of such termination or resignation, and all stock options not so exercised will be deemed terminated; (d) the Company shall pay Executive within ten (10) days following the Termination Date all accrued but unused vacation earned by Executive through the Termination Date and all unreimbursed expenses incurred by Executive prior to the Termination Date; and (e) her right to indemnification under the Company’s charter and bylaws or pursuant to the Act will continue in force. The Company shall make all payments due to Executive pursuant to this Section 2.5 promptly following her last day of employment with the Company.

5

(b) Termination by Death of Executive. If Executive dies during the Employment Period, the Company will pay to such Person or Persons as Executive may designate in writing or, in the absence of such designation, to the estate of Executive, the sum of (i) accrued but unpaid Salary earned prior to Executive’s death, (ii) accrued but unused vacation earned prior to Executive’s death, (iii) all unreimbursed expenses incurred by Executive prior to her death, (iv) all benefits they are entitled to under the terms of the Company’s benefit plans and programs by reason of a participant’s death during active employment, including applicable rights and benefits under the Company’s equity plans. Notwithstanding anything to the contrary contained in the Company’s equity plan documents or in this paragraph, upon Executive’s death one hundred percent (100%) of Executive’s unvested Company Stock Options, if any, will be deemed vested.

(c) Termination for Disability. The Company will have the right to terminate Executive’s employment under this Agreement at any time upon the Disability of Executive during the Employment Period. If Executive’s employment is terminated because of Executive’s Disability, the Company will pay to Executive the sum of (i) accrued but unpaid Salary earned prior to Executive’s Disability, (ii) accrued but unused vacation earned by Executive prior to Executive’s Disability and (iii) all unreimbursed expenses incurred by Executive prior to her Disability. Notwithstanding such termination of employment, the Company shall continue to provide to Executive the benefits of those Company plans under which Executive qualifies until the expiration of the term remaining in this Agreement.

III. MISCELLANEOUS

3.1 Assignment of Inventions. Executive agrees to promptly make full written disclosure to the Company of all Inventions, and to assign to the Company all right, title and interest in and to any and all Inventions. Executive further acknowledges that all Inventions are “works made for hire” as that term is defined in the United States Copyright Act. As used herein, the term “Inventions” means all original designs, works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, that Executive may individually or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the period of employment with the Company. The term “Inventions” does not, however, apply to, and this Section 3.1 does not require an assignment of, any invention that the Executive develops entirely on her own time without using the Company’s equipment, supplies, facilities, or trade secret information,

3.2 Notices. Any notice to be given or to be served upon any Party in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the Party to receive the notice. Any Party may, at any time by giving five (5) days’ prior written notice to the other Party, designate any other address in substitution of the foregoing address to which such notice will be given. Such notices will be given to a Party at the address specified below:

6

If to Company:

Bitzio, Inc.
9625 Cozycroft Avenue, Suite A
Chatsworth, CA 91311

If to Executive:

Marilu Brassington

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 3.2, (b)  by email, confirmed by one of the other means described in this Section 3.2, or (d) delivered or refused by the recipient if sent by registered or certified mail, return receipt requested or by reputable national overnight courier service in the manner described above to the address provided in this Section 3.2 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 3.2). Any Party from time to time may change its address, or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

3.3 Entire Agreement. This Agreement supersedes all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter thereof.

3.4 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 3.2. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

3.5 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflicts of laws.

3.6 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

7

3.7 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in Los Angeles County, California or any federal court sitting in Los Angeles County, California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the full extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.2 will be deemed effective service of process on such party.

3.8 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that Executive may not assign, delegate or otherwise transfer any of her rights or obligations under this Agreement without the prior written consent of the Company.

[Remainder of Page Intentionally Left Blank]

8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

Bitzio, Inc.
A Nevada corporation

By:	/s/ Hubert Blanchette
Name:	Hubert Blanchette
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Marilu Brassington
Marilu Brassington

[Signature Page to Employment Agreement]